PPG Industries, Inc.

One PPG Place

Pittsburgh, Pennsylvania   15272 USA

www.ppg.com

Contact:

Bryan Iams

PPG Corporate Communications

412-434-2181

bryan.iams@ppg.com

Investors:

Vince Morales

PPG Investor Relations

412-434-3740

vmorales@ppg.com

PPG reaches agreement to divest ownership interest in Transitions Optical joint venture

  Positions Transitions Optical as core business within a leading global optical company
  Enterprise value of transaction of $3.4 billion; PPG to receive $1.73 billion at closing
  PPG to reinitiate share repurchase activity

PITTSBURGH, July 29, 2013 – PPG Industries, Inc. (NYSE:PPG) today announced it has reached an agreement to divest its 51 percent interest in Transitions Optical to Essilor International, which currently holds a 49 percent interest in the venture.  Transitions Optical is a global supplier of photochromic lenses and a consolidated subsidiary of PPG.  Essilor will also enter into multi-year agreements with PPG for continuing supply of optical dyes and research and development services and acquire PPG’s optical sunlens business.

“Transitions has been an excellent growth catalyst for PPG for more than 20 years," said Charles E. Bunch, PPG chairman and CEO. “However, the optical industry is changing rapidly, including the emergence of new technologies. The completion of this transaction will position Transitions as a core business within a leading global optical industry company. We are pleased with the enterprise value of the transaction, which reflects a valuation multiple midway between PPG’s and Essilor’s multiples, benefiting both parties. Additionally, PPG will remain an important supplier of optical materials to the industry, including to Essilor.”

“We intend to redeploy the proceeds from the transaction in a timely manner on core business acquisitions and share repurchases,” Bunch said.  “The earnings benefits from this cash deployment are expected to more than offset the reduced earnings from the Transitions Optical divestment.  Additionally, we suspended share repurchase activity at the outset of the second quarter due to ongoing negotiations, and are now reinitiating repurchases targeting a range of $500 to $750 million for the year.”

The transaction reflects an enterprise value of approximately $3.4 billion, with PPG receiving cash at closing of $1.73 billion pre-tax or approximately $1.5 billion after-tax, subject to certain post-closing working capital and net debt adjustments.  In 2012, Transitions Optical had net sales of approximately $800 million.  The transaction is expected to close in the first half of 2014, subject to satisfaction of customary closing conditions, including receipt of regulatory approvals.

Currently, all Transitions Optical sales are consolidated in PPG’s financial statements.  Essilor’s minority share of the joint venture’s net earnings is reflected as a reduction to PPG’s net income and presented in the financial statements as “income attributable to non-controlling interests”.  Upon receipt of regulatory approvals, PPG expects to account for Transitions Optical as discontinued operations.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)

PPG Industries' vision is to continue to be the world’s leading coatings and specialty products company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Sales in 2012 were $15.2 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

About Essilor:

The world’s leading ophthalmic optics company.  Essilor designs, manufactures and markets a wide range of lenses to improve and protect eyesight.  Its corporate mission is to enable everyone around the world to access lenses that meet his or her unique vision requirements.  For more information, visit www.essilor.com.

Forward-Looking Statements

This news release contains certain statements about PPG Industries, Inc., that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These matters involve risks and uncertainties as discussed in PPG’s periodic reports on Form 10-K and Form 10-Q and its current reports on Form 8-K filed from time to time with the Securities and Exchange Commission.

The forward-looking statements contained in this news release include statements about the expected effects on PPG and Transitions Optical of the agreement by PPG to sell its 51 percent interest in Transitions Optical and its sunlens business to Essilor (the “Transaction”), the anticipated timing and benefits of the Transaction, the anticipated deployment by PPG of the proceeds of the Transaction and the timing of such deployment, PPG’s anticipated financial results, and all other statements in this news release that are not historical facts. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements.

These statements are based on the current expectations of the management of PPG and are subject to uncertainty and to changes in circumstances and involve risks and uncertainties include: the satisfaction of the conditions to the Transaction and other risks related to the completion of the Transaction and actions related thereto; PPG’s and Essilor’s ability to complete the Transaction on the anticipated terms and schedule, including the ability to obtain regulatory approvals; risks relating to any unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses and future prospects; business and management; and the risk that disruptions from the Transaction will harm PPG’s businesses or the Transitions business. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Forward-looking statements included herein are made as of the date hereof, and PPG undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.